Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 14, 2024 (except for Notes 1, 7, 9 and 12, as to which the date is            , 2024), in the Amendment No. 1 to the Registration Statement (Form F-1/A, No. 333-279394) and related Prospectus of Icon Energy Corp. for the registration of its common shares.
Ernst & Young (Hellas) Certified Auditors Accountants S.A.
Athens, Greece
The foregoing consent is in the form that will be signed upon the completion of the reorganization described in Note 1 to the consolidated financial statements and the finalization of capital accounts described in Notes 7, 9 and 12 to the consolidated financial statements.
/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.
Athens, Greece
May 31, 2024